Exhibit 10.23C
[EXECUTION COPY]

THIRD AMENDMENT TO CREDIT AGREEMENT

Parties:

“CoBank”:             CoBank, ACB
5500 South Quebec Street Greenwood Village, Colorado 80111
“Borrower”:             CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077

“Syndication Parties”:         The entities name below on the signature pages

Execution Date:                 September 27, 2011

Recitals:

A.CoBank, in its capacity as Administrative Agent (“Administrative Agent”) and as a Syndication Party, the Syndication Parties signatory thereto (collectively with any Persons who have become or who become Syndication Parties, “Syndication Parties”), and Borrower have entered into that certain Credit Agreement (10 Year Term Loan) dated as of December 12, 2007 (as amended pursuant to that certain First Amendment to Credit Agreement dated as of May 1, 2008, as further amended pursuant to the certain Second Amendment to Credit Agreement dated as of June 2, 2010, and as further amended, modified, or supplemented from time to time, the “Credit Agreement”), pursuant to which the Syndication Parties have extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.

B.Borrower has requested that the Agent and the Syndication Parties amend certain terms of the Credit Agreement, which the Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this Second Amendment to Credit Agreement (“Second Amendment”).

Agreement:

Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Amendments to Credit Agreement. The Credit Agreement is amended as of the Effective Date as follows:

1.1Section 1.2 is amended in its entirety to read as follows:

Adjusted Consolidated Funded Debt: means Consolidated Funded Debt, plus the net present value of all rentals payable under Operating Leases of Borrower and its Consolidated Subsidiaries as discounted by a rate of 8.0% per annum.

1.2	Section 1.15 is amended in its entirety to read as follows:

Bank Debt: all amounts owing under the Note, fees, Borrower's obligations to purchase Bank Equity Interests, Funding Losses and all principal, interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents (including interest, expenses, charges and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

1.3	Section 1.23 is amended in its entirety to read as follows:

Capital Leases: means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of any asset and the incurrence of a liability in accordance with GAAP; provided that, notwithstanding any change in GAAP after September 27, 2011 relating to leases, any lease that was accounted for by the lessee as an operating lease as of the date hereof and any similar lease entered into after the date hereof by Borrower and the Consolidated Subsidiaries shall be treated as an Operating Lease for the purposes of this definition.

1.4	Section 1.29 is amended in its entirety to read as follows:

Consolidated Cash Flow: for any period, the sum of (a) earnings before income taxes of Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding, in the case of any non-Wholly Owned Consolidated Subsidiary, the portion of earnings attributable to holders of equity interests of such Consolidated Subsidiary, other than Borrower or a Consolidated Subsidiary), plus (b) amounts that have been deducted in the determination of such earnings before income taxes for such period for (i) Consolidated Interest Expense for such period, (ii) Depreciation for such period, (iii) Amortization for such period, and (iv) extraordinary non-cash losses for such period, minus (c) the amounts that have been included in the determination of such earnings before income taxes for such period for (i) one-time gains, (ii) extraordinary income, (iii) non-cash patronage income, and (iv) non-cash equity earnings in joint ventures.

1.5	Section 1.32 is amended in its entirety to read as follows:

Consolidated Funded Debt: means as of any date of determination, the total of all Funded Debt of Borrower and its Consolidated Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between Borrower and its Consolidated Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of Borrower and its Consolidated Subsidiaries in accordance with GAAP.

1.6	Section 1.34 is amended in its entirety to read as follows:

Adjusted Consolidated Equity: means, with respect to Borrower and its Consolidated Subsidiaries, the amount of equity accounts, plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Borrower and its Consolidated Subsidiaries and non-controlling interests; provided that the total amount of intangible assets of Borrower and its Consolidated Subsidiaries (including, without limitation, unamortized debt discount and expense, deferred charges and goodwill) included therein shall not exceed
$30,000,000 (and to the extent such intangible assets exceed $30,000,000, they will not be included in the calculation of Adjusted Consolidated Equity); all as determined on a consolidated basis in accordance with GAAP consistently applied.

1.7	Section 1.37 is amended in its entirety to read as follows:

Debt: means as to any Person: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) all Capitalized Lease Obligations of such Person; (c) obligations of such Person arising under bankers’, or trade acceptance facilities, or reimbursement obligations for drawings made under letters of credit; (d) the aggregate amount of CHS Capital Loan Assets subject to a sale or refinancing, (e) all Guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person (i) to purchase any of the items included in this definition, (ii) to provide funds for payment, (iii) to supply funds to invest in any other Person, (iv) otherwise to assure a creditor of another Person against loss or (v) with respect to letters of credit (in each case, without duplication); (f) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and
(g) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition; provided that (i) Debt of a Consolidated Subsidiary of Borrower shall exclude such obligations and Guarantees, endorsements and other contingent obligations and Guarantees of such Consolidated Subsidiary if owed or guaranteed by such Consolidated Subsidiary to Borrower or a Wholly Owned Consolidated Subsidiary of Borrower, (ii) Debt of Borrower shall exclude such obligations and Guarantees, endorsements and other contingent obligations if owed or guaranteed by Borrower to a Wholly Owned Consolidated Subsidiary of Borrower and (iii) Debt of Borrower shall exclude any unfunded obligations which may exist now and in the future in Borrower’s pension plans.

1.8	Section 1.53 is amended in its entirety to read as follows:

Funded Debt: means with respect to any Person, all Debt which would, in accordance with GAAP, be required to be classified as a long term liability on the books of such Person, and shall include, without limitation (a) any Debt which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from the date of creation thereof, (b) any Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) which would, in accordance with GAAP, be required to be classified as a long term liability of such Person, (c) any Capitalized Lease Obligation of such Person and all obligations to reimburse the Letter of Credit Bank or any Syndication Party or any letter of credit issuer or other credit provider with respect to all Letters of Credit or other letters of credit which support long-term debt, with expiration dates in excess of one-year from the date of issuance thereof, and
(d) any Guarantee of such Person with respect to Funded Debt of another Person.

1.9	Section 1.70 is amended in its entirety to read as follows:

Lien: means with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset, and including, in the case of capital stock, any stockholder agreements, voting trust agreements and all similar arrangements).

1.10	Section 1.73 is amended in its entirety to read as follows:

Material Adverse Effect: means a material adverse effect on (a) the financial condition, results of operation, business or property of Borrower, or of Borrower and its Subsidiaries taken as a whole; or (b) the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) the ability of the Administrative Agent or the Syndication Parties to enforce their rights and remedies against Borrower under the Loan Documents.

1.11	Section 1.102 is amended in its entirety to read as follows:

Revolving Loan Credit Agreement: means one or both of (i) the 2011 Credit Agreement (3-Year Revolving Loan), dated as of September 27, 2011, by and between Borrower and CoBank, as administrative agent for all syndication parties thereunder, and as a syndication party thereunder, and the other syndication parties party thereto, and (ii) the 2011 Credit Agreement (5-Year Revolving Loan), dated as of September 27, 2011, by and between Borrower and CoBank, as administrative agent for all syndication parties thereunder, and as a syndication party thereunder, and the other syndication parties party thereto, in each case, as amended, supplemented or otherwise modified from time to time.

1.12	Article 1 is amended by adding a new Section 1.118 to read as follows:

Capitalized Lease Obligation: means with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease (net of interest expenses) which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

1.13	Article 1 is amended by adding a new Section 1.119 to read as follows:

CHS Capital: means CHS Capital, LLC (formerly known as Cofina Financial, LLC), and each of its Subsidiaries.

1.14	Article 1 is amended by adding a new Section 1.120 to read as follows:

CHS Capital Debt: means, on any date of determination, Debt owing by CHS Capital in connection with the sale or financing of CHS Capital Loan Assets, and in respect of which neither Borrower nor any of its other Subsidiaries has any obligation (including, without limitation, any indemnification obligation) or liability.

1.15	Article 1 is amended by adding a new Section 1.121 to read as follows:

CHS Capital Loan Assets: means loan assets owned and loan commitments made by CHS Capital or a Wholly Owned Subsidiary in the ordinary course of business.

1.16	Article 1 is amended by adding a new Section 1.122 to read as follows:

Consolidated Net Worth: shall mean, for any period, the amount of equity accounts plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Borrower and its Consolidated Subsidiaries, excluding (i) accumulated other comprehensive income (or loss) and (ii) non-controlling interests, all as determined in accordance with GAAP.

1.17	Article 1 is amended by adding a new Section 1.123 to read as follows:

Guarantee: means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such Debt or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof. In any computation of the Debt or other liabilities of the obligor under any Guarantee, the Debt or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

1.18	Article 1 is amended by adding a new Section 1.124 to read as follows:

Priority Debt: means, at any time, without duplication, the sum of (a) all then outstanding Debt of Borrower or any Consolidated Subsidiary secured by any Lien on any property of Borrower or any Consolidated Subsidiary (other than Debt secured only by Liens permitted under Section 12.3(a) through (k)), plus (b) all Funded Debt of the Consolidated Subsidiaries of Borrower; provided that any CHS Capital Debt in an aggregate amount not to exceed $500,000,000 secured by any Lien on any CHS Capital Loan Asset will not be deemed to constitute Priority Debt.

1.19	Article 1 is amended by adding a new Section 1.125 to read as follows:

Wholly Owned Subsidiary: means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of Borrower and Borrower’s other Wholly Owned Subsidiaries at such time.

1.20	Subsection 10.1 is amended by deleting the last two sentences thereof.

1.21Subsection 10.3 is amended as follows: (i) by renumbering clause (k) as clause (l) and (ii) inserting a new clause (k) to read as follows:

credit; and”

“Liens consisting of the cash collateralization of obligations in respect of letters of

1.22The first paragraph of Subsection 10.5 (the text before clause (a) thereof) is amended to read as follows:

“Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or convey, transfer or lease all or substantially of its assets to any Person, in a single transaction or in a series of transactions, or form or create any new Subsidiary (other than a Consolidated Subsidiary formed by Borrower), acquire the controlling interest in any Person, change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided, however,”

1.23	Article 14 is amended by inserting a new Subsection 14.23 to read as follows: “Accounting Terms. All accounting terms used herein which are not expressly defined in this Credit Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Credit Agreement shall be made in accordance with GAAP (except as provided otherwise in the definition of Capital Leases), and (b) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Credit Agreement, any election by Borrower to measure an item of Debt using fair value (as permitted by FASB ASC 825-10-25 - Fair Value Option (formerly known as FASB
159) or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.Notwithstanding the foregoing, if Borrower notifies the Administrative Agent that, in Borrower’s reasonable opinion, or if the Administrative Agent notifies Borrower that, in the Administrative Agent’s reasonable opinion (or at the reasonable request of the Required Lenders), as a result of a change in GAAP after the date hereof, any covenant contained in Sections 9.14, 10.1, 10.3 and 10.4, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to Borrower than as at the date of this Credit Agreement, Borrower shall negotiate in good faith with the Administrative Agent and the Syndication Parties to make any necessary adjustments to such covenant or defined term to provide the Syndication Parties with substantially the same protection as such covenant provided prior to the relevant change in GAAP. Until Borrower and the Administrative Agent (with the approval of the Required Lenders) so agree to reset, amend or establish alternative covenants or defined terms, (a) the covenants contained in Sections 9.14, 10.1, 10.3 and 10.4, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined on the basis of GAAP in effect at the date of this Credit Agreement and (b) each set of financial statements delivered to the Administrative Agent pursuant to Section 9.2 after such time shall include detailed reconciliations reasonably satisfactory to the Required Lenders and the Administrative Agent as to the effect of such change in GAAP.”

2.Conditions to Effectiveness of this Third Amendment. The effectiveness of this Third Amendment is subject to satisfaction, in the Administrative Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied (except those that may be satisfied at a later date) shall be the “Effective Date”):

2.1Delivery of Executed Loan Documents. Borrower and the Required Lenders shall have delivered to the Administrative Agent, for the benefit of, and for delivery to, the Administrative Agent and the Syndication Parties, this Third Amendment (or their approval thereof, in the case of Voting Participants), duly executed.

2.2Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of tile Effective Date as though made on and as of such date.

2.3No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Second Amendment.

2.4Payment of Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees and expenses presently due under the Credit Agreement (as amended by this Third Amendment).

3.	General Provisions.

3.1No Other Modifications. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

3.2Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of Borrower, Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.

3.3Definitions. Capitalized terms used, but not defined, in this Third Amendment shall have the meaning set forth in the Credit Agreement.

3.4Severability. Should any provision of this Third Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Third Amendment and all remaining provision of this Third Amendment shall be fully enforceable.

3.5Governing Law. To the extent not governed by federal law, this Third Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

3.6Headings. The captions or headings in this Third Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Third Amendment.

3.7Counterparts. This Third Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe ® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Third Amendment by telefax, facsimile, or e-mail transmission of an Adobe ® file format document also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the Effective Date.

[Signature Pages Follow]

BORROWER:

CHS INC., a cooperative corporation
formed under the laws of the State of
Minnesota

By:__________________________
Name: David A. Kastelic
Title: Executive Vice President and
Chief Financial Officer

ADMINISTRATIVE AGENT:

COBANK, ACB

By:___________________________
Name: Michael Tousignant
     Title: Vice President

SYNDICATION PARTIES:

By:___________________________
Name: Michael Tousignant
     Title: Vice President

[Signature Page to Third Amendment to Credit Agreement (10 Year)]

BORROWER:

CHS INC., a cooperative corporation form d under the laws of the State of Minnesota

By:________________________________________
Name: David A. Kastelic
Title: Executive Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

COBANK. ACB

By:_________________________________________
Name: Michael Tousignant
Title: Vice President

SYNDICATION PARTIES:

COBANK ACB

By:    ________________________________________
Name: Michael Tousignant
Title: Vice President

[Signature Page to Third Amendment to Credit Agreement (10 Year)]

SYNDICATION PARTY:

Farm Credit Services of America, PCA

By:____________________________________
Name: Steven L. Moore
Title: Vice President

[Signature Page to Third Amendment to Credit Agreement (10 Year)]

SYNDICATION PARTY:

U.S. AgBank, FCB, as Voting Participant

By:______________________________
Name: Travis W. Ball
Title:    Vice President

[Signature Page to Third Amendment to Credit Agreement (10 Year)]

SYNDICATION PARTY:

FCS FINANCIAL, FLCA

By:    ______________________________
Name: Laura Roessler
Title: Senior Lending Officer

[Signature Page to Third Amendment to Credit Agreement (10 Year)]

SYNDICATION PARTY:

Northwest Farm Credit Services, FLCA

By: ________________________________
Name: Casey Kinzer
Title: Account Manager

[Signature Page to Third Amendment to Credit Agreement (10 Year)]

SYNDICATION PARTY:

Farm Credit Services of Mid-America

By: ___________________________________
Name: Timothy R. Stringfellow
Title: Credit Officer

[Signature Page to Third Amendment to Credit Agreement (10 Year)]

SYNDICATION PARTY:

Farm Credit Bank of Texas

    By:___________________________________
Name: Luis M. H. Requejo
Title: Director Capital markets

[Signature Page to Third Amendment to Credit Agreement (10 Year)]